ACQUISITION AGREEMENT AND PLAN OF MERGER

                       DATED AS OF DECEMBER 23rd, 1999

                                   BETWEEN

                           MIRAGE COMPUTERS, INC.

                                     AND

                              MEGA MICRO, INC.

TABLE OF CONTENTS


ARTICLE 1. The Merger
  Section 1.1.                                        The Merger
  Section 1.2.                                    Effective Time
  Section 1.3.                             Closing of the Merger
  Section 1.4.                            Effects of the Merger.
  Section 1.5.      Formation of MIRG Subsidiary Corp.: Officers and Directors
  Section 1.6.             Board of Directors and Officers of MM
  Section 1.7.                              Conversion of Shares
  Section 1.8.                          Exchange of Certificates
  Section 1.9.                                     Stock Options
  Section 1.10.                                    Cash Payments
  Section 1.11.                     Taking of Necessary Action; Further Action

ARTICLE 2. Representations and Warranties of MCI
  Section 2.1.                     Organization and Qualification
  Section 2.2.                              Capitalization of MCI
  Section 2.3.            Authority Relative to this Agreement; Recommendation.
  Section 2.4.                  SEC Reports; Financial Statements
  Section 2.5.              Consents and Approvals; No Violations
  Section 2.6.                                         No Default
  Section 2.7.     No Undisclosed Liabilities; Absence of Changes
  Section 2.8.                                         Litigation
  Section 2.9.                     Compliance with Applicable Law
  Section 2.10.             Employee Benefit Plans; Labor Matters
  Section 2.11.                Environmental Laws and Regulations
  Section 2.12.                                       Tax Matters
  Section 2.13.                                 Title To Property
  Section 2.14.                             Intellectual Property
  Section 2.15.                                         Insurance
  Section 2.16.                                     Vote Required
  Section 2.17.                                     Tax Treatment
  Section 2.18.                                        Affiliates
  Section 2.19.                        Certain Business Practices
  Section 2.20.                                 Insider Interests
  Section 2.21.                      Opinion of Financial Adviser
  Section 2.22.                                           Brokers
  Section 2.23.                                        Disclosure
  Section 2.24.                            No Existing Discussion
  Section 2.25.                                Material Contracts

ARTICLE 3. Representations and Warranties of MM.
  Section 3.1.                     Organization and Qualification
  Section 3.2.                               Capitalization of MM
  Section 3.3.            Authority Relative to this Agreement; Recommendation
  Section 3.4.                  SEC Reports; Financial Statements
  Section 3.5.                               Information Supplied
  Section 3.6.              Consents and Approvals; No Violations
  Section 3.7.                                         No Default
  Section 3.8      No Undisclosed Liabilities; Absence of Changes
  Section 3.9.                                         Litigation
  Section 3.10.                    Compliance with Applicable Law
  Section 3.11.             Employee Benefit Plans; Labor Matters
  Section 3.12.                Environmental Laws and Regulations
  Section 3.13.                                       Tax Matters
  Section 3.14.                                 Title to Property
  Section 3.15.                             Intellectual Property
  Section 3.16.                                         Insurance
  Section 3.17.                                     Vote Required
  Section 3.18.                                     Tax Treatment
  Section 3.19.                                        Affiliates
  Section 3.20.                        Certain Business Practices
  Section 3.21.                                 Insider Interests
  Section 3.22.                      Opinion of Financial Adviser
  Section 3.23.                                           Brokers
  Section 3.24.                                        Disclosure
  Section 3.25.                           No Existing Discussions
  Section 3.26.                                Material Contracts

ARTICLE 4. Covenants
  Section 4.1.                         Conduct of Business of MCI
  Section 4.2.                          Conduct of Business of MM
  Section 4.3.         Preparation of 8-K and the Proxy Statement
  Section 4.4.                         Other Potential Acquirers
  Section 4.5.                          Meetings of Stockholders
  Section 4.6.                                    Nasdaq Listing
  Section 4.7.                             Access to Information
  Section 4.8.        Additional Agreements; Reasonable Efforts.
  Section 4.9.     Employee Benefits; Stock Option and Employee Purchase Plans
  Section 4.10.                             Public Announcements
  Section 4.11.                                  Indemnification
  Section 4.12.                  Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger
  Section 5.1.     Conditions to Each Party's Obligations to Effect the Merger
  Section 5.2.               Conditions to the Obligations of MCI
  Section 5.3.                Conditions to the Obligations of MM

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1.                                        Termination
  Section 6.2.                              Effect of Termination
  Section 6.3.                                  Fees and Expenses
  Section 6.4.                                          Amendment
  Section 6.5.                                  Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1.      Nonsurvival of Representations and Warranties
  Section 7.2.                       Entire Agreement; Assignment
  Section 7.3.                                           Validity
  Section 7.4.                                            Notices
  Section 7.5.                                      Governing Law
  Section 7.6.                               Descriptive Headings
  Section 7.7.                                Parties in Interest
  Section 7.8.                               Certain Definitions
  Section 7.9.                                Personal Liability
  Section 7.10.                             Specific Performance
  Section 7.11.                                     Counterparts

                        AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of December 23, 1999, is between MIRAGE COMPUTERS, INC., a Nevada corporation ("MCI"), and MEGA MICRO, INC., a California corporation ("MM").

     Whereas, the Boards of Directors of MCI and MM each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, MCI and MM desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now,   therefore,   in   consideration   of   the   premises   and   the
representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, MCI and MM hereby agree as follows:

                                  ARTICLE I

                                 The Merger

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the state of Nevada (the "NGCL"), Mirage Subsidiary Corp. ("MIRG") shall be merged with and into MM (as defined below) (the ''Merger`). Following the Merger, MM shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of MIRG shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of MM, MCI and MIRG and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Sperry Young & Stoecklein, 1850 East Flamingo Rd., Suite 111, Las Vegas, Nevada 89119, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of MIRG shall vest in the Surviving Corporation, and all debts, liabilities and duties MIRG shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Formation of MIRG; Officers and Directors.

     (a) Prior to the Effective Time, MCI and MM agree to take such action as is necessary to form a new corporation, with the name of MIRG Subsidiary Corp. ("MIRG"), under the laws of a jurisdiction to be mutually agreed upon by MCI and MM and shall amend this Agreement to add MIRG as a party. MCI and MM agree to take such action as is necessary to cause MIRG to perform the various covenants and agreements contained herein which are contemplated herein to be performed by MIRG. Any covenants or agreements of MIRG contained herein shall be binding on MIRG as of the time MIRG becomes a party to this Agreement.

     (b) The Board of Directors of MIRG and officers of MIRG shall be designated by MCI and MM upon the formation of MIRG.

     Section 1.6. Board of Directors and Officers of MM. (a) At or prior to the Effective Time, each of MM and MCI agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MM to be four (4) persons and (ii) to cause Dr. Ulf Lindqwister, Thomas A. Embrogno, David Steffey (the "MCI Designees") and David Hodgson, (the "MM Designee") to be elected as directors of MM. In addition, David Hodgson, as the sole stockholder of MM prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the MCI Designees and the MM Designees to serve on MM's Board of Directors until the 2000 Annual Meeting. If any of the MCI Designees or the MM Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Time, MCI (if such person was a MCI Designee) or MM (if such person was a MM Designee), as the case may be, shall nominate another person to serve in such person's stead which such person shall be subject to approval of the other party. If any of the MCI Designees or the MM Designees, respectively, shall decline or be unable to serve as a director during his initial term following the Effective Time, the remaining MCI Designees (if such person was a MCI Designee) or the MM Designees (if such person was a MM Designee), as the case may be, shall nominate another person to serve in such person's stead, which such person shall be subject to the approval of the other party's designees.

     (a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of all of the subsidiaries of MM shall be the same, as changed from time to time, as the Board of Directors of MM.

     (b) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Dr. Ulf Lindqwister shall be Chief Executive Officer, President and Chairman of MM, Dave Hodgson shall be Executive Vice President of Operations of MM, David Steffey shall be Secretary, Treasurer and Chief Financial Officer of MM.

     Section 1.7. Conversion of Shares.

     (a) At the Effective Time, each share of common stock, par value $.01 per share of MM (individually a "MM Share" and collectively, the "MM Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of MM, MCI, MIRG or the holder thereof, be converted into and shall become fully paid and nonassessable MCI Common Share(s). MCI Shares and MM Shares are sometimes referred to collectively herein as "Shares." In exchange for his shares in MM, Dave Hodgson shall receive, at Closing, the cash amount set forth in Paragraph 1.10 hereinbelow, and 625,000 MCI restricted common shares, $0.001 par value and Lisa Hodgson shall receive 25,000 MCI restricted common shares, $0.001 par value.

     (b) At the Effective Time, each MM Share held in the treasury of MM, by MM immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of MIRG, MM or MCI be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     Section 1.8. Exchange of Certificates.

     (a) Prior to the Effective Time, MIRG shall enter into an agreement with, and shall deposit with Sperry Young & Stoecklein, or such other agent or agents as may be satisfactory to MCI and MM (the "Exchange Agent'), for the benefit of the holders of MM Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of MCI Shares to be issued to holders of MM Shares and
(ii) cash to be paid in lieu of MCI Shares (such MCI Shares and such cash are hereinafter referred to as the "Cash Fund") issuable pursuant to Section 1.7 in exchange for outstanding MM Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding MM Shares (the "Certificates") whose shares were converted into the right to receive MCI Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as MM and MCI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing MCI Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole MCI Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of the Cash Fund, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MM Shares which are not registered in the transfer records of MM, a certificate representing the proper number of MCI Shares may be issued to a transferee if the Certificate representing such MM Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or MIRG to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing MCI Shares and cash as contemplated by this Section 1.8.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to MCI Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the MCI Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 1.8(f) until the holder of record of such Certificate shall surrender such Certificate.

     (d) In the event that any Certificate for MM Shares or MCI Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such MCI Shares and cash in lieu of fractional MCI Shares, if any, as may be required pursuant to this Agreement; provided, however, that MCI or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All MCI Shares issued upon the surrender for exchange of MM Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10 shall be deemed to have been issued in full satisfaction of all rights pertaining to such MM Shares. There shall be no further registration of transfers on the stock transfer books of MM of the MM shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to MM for any reason, they shall be canceled and exchanged as provided in this Article I.

     (f) No fractional MCI Shares shall be issued in the Merger, but in lieu thereof each holder of MM Shares otherwise entitled to a fractional MCI Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a MCI Share as determined by the MCI Board of Directors by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing additional shares was separately bargained for consideration and may constitute taxable consideration to the recipients.

     (g) The MCI Shares issued herein, shall contain the following Rule 144 Restrictive Legend:

     Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase MM Shares (a "MM Stock Option" or collectively, "MM Stock Options") issued pursuant to any MM Stock Option Plan or MM Long Term Incentive Plan whether vested or not, shall be canceled.

     Section 1.10. Cash Payments. In addition to the shares of MCI Common Shares being issued to the MM shareholders, MCI shall pay at the Effective Time, $200,000 to Dave Hodgson. The MM shareholders acknowledge that payment of the cash consideration in lieu of exchanging shares of shares in MCI may constitute taxable consideration to such recipient parties.

     Section 1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, MIRG, MM or MCI reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest MCI possession to all assets, property, rights, privileges, powers and franchises of MM, the officers and directors of MIRG, MCI and MM are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.


                                  ARTICLE 2

                    Representations and Warranties of MCI

     Except as set forth on the Disclosure Schedule delivered by MCI to MM (the "MCI Disclosure Schedule"), MCI hereby represents and warrants to MM as follows:

     Section 2.1. Organization and Qualification.

     (a) MCI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MCI. When used in connection with MCI, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MCI, other than any change or effect arising out of general economic conditions unrelated to any business in which MCI is engaged, or (ii) that may impair the ability of MCI to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) MCI has heretofore delivered to MM accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of MCI. Except as set forth on Schedule 2.1 of the MCI Disclosure Schedule, MCI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on MCI.

     Section 2.2. Capitalization of MCI.

     (a) The authorized capital stock of MCI consists of: (i) Fifty Million (50,000,000) MCI Shares at $.001 par value, of which, as of December 23, 1999, 8,001,492 MCI Shares were issued and outstanding, and no MCI Shares were held in treasury. All of the outstanding MCI Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of December 23, 1999, approximately 557,000 MCI Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding MCI Stock Options issued pursuant to the MCI Plans, and approximately 103,175 MCI Shares were reserved for issuance with respect to Warrants. As of December 23, 1999, approximately 764,000 Shares were reserved for issuance pursuant to the terms and conditions of various contractual agreements which have been executed upon except for the issuance of the Shares. Inclusive of this 764,000 are 436,000 shares committed to be issued under the first private placement memorandum, 28,000 under the second private placement, and 300,000 pursuant to the terms and conditions of the CEO's employment agreement. As of December 23, 1999, approximately 150,000 shares of Preferred Stock were reserved for issuance under terms of consulting and employment agreements. As of December 23, 1999, 3,500,000 shares were subject to cancellation under an agreement between MCI and a third party who acquired the Shares from a past president of the Company. MCI is to issue 500,000 restricted 144 shares in exchange for the cancellation of the 3,500,000 shares. Except as set forth above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of MCI, (ii) securities of MCI convertible into or exchangeable for shares of capital stock or voting securities of MCI, (iii) options or other rights to acquire from MCI and, except as defined herein no obligations of MCI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MCI, and (iv) equity equivalents, interests in the ownership or earnings of MCI or other similar rights (collectively, "MCI Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the MCI
Disclosure Schedule there are no outstanding obligations of MCI or its subsidiaries to repurchase, redeem or otherwise acquire any MCI Securities or stockholder agreements, voting trusts or other agreements or understandings to which MCI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of MCI. For purposes of this Agreement, ''Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The MCI Shares constitute the only class of equity securities of MCI registered or required to be registered under the Exchange Act.

     (c) MCI does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

     Section 2.3. Authority Relative to this Agreement; Recommendation.

     (a) MCI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MCI (the "MCI Board") and no other corporate proceedings on the part of MCI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 2.17. This Agreement has been duly and validly executed and delivered by MCI and constitutes a valid, legal and binding agreement of MCI, enforceable against MCI in accordance with its terms.

     (b) The MCI Board has resolved to recommend that the stockholders of MCI approve and adopt this Agreement.

     Section 2.4. SEC Reports; Financial Statements.

     (a) MCI intends to file all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") prior to May 1 2000, report meeting all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively).

     (b) MCI has heretofore made available or promptly will make available to MM a complete and correct copy of documents or other instruments which are required to be filed by MCI with the SEC pursuant to the Exchange Act.

     Section 2.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the ''HSR Act''), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.5 of the MCI Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by MCI of this Agreement or the consummation by MCI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on MCI.

     Except as set forth in Section 2.5 of the MCI Disclosure Schedule, neither the execution, delivery and performance of this Agreement by MCI nor the consummation by MCI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of MCI, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MCI is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to MCI or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on MCI.

     Section 2.6. No Default. Except as set forth in Section 2.6 of the MCI Disclosure Schedule, MCI is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MCI is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to MCI or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on MCI. Except as set forth in Section 2.6 of the MCI Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MCI is now a party or by which its respective properties or assets may be bound that is material to MCI and that has not expired is in full force and effect and is not subject to any material default thereunder of which MCI is aware by any party obligated to MCI thereunder.

     Section 2.7. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.7 of the MCI Disclosure Schedule and except as and to the extent publicly disclosed by MCI in the MCI Form 15c211, as of December 31, 1998, MCI does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of MCI (including the notes thereto) or which would have a Material Adverse Effect on MCI. Except as publicly disclosed by MCI, since December 31, 1998, MCI has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MCI having or which reasonably could be expected to have, a Material Adverse Effect on MCI. Except as and to the extent disclosed by MCI on 2.7 of the MCI Disclosure Schedule, since December 31, 1998, there has not been (i) any material change by MCI in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by MCI of any of its assets having a Material Adverse Effect on MCI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.8. Litigation. Except as publicly disclosed by MCI herein, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MCI, threatened against MCI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MCI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed herein, MCI is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MCI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.9. Compliance with Applicable Law. Except as disclosed by MCI herein, MCI holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'MCI Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on MCI. Except as disclosed by MCI herein, MCI is in compliance with the terms of the MCI Permits, except where the failure so to comply would not have a Material Adverse Effect on MCI. Except as disclosed herein, the business of MCI is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.9 with respect to Environmental Laws (as defined in Section 2.11 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on MCI. Except as disclosed by MCI herein, no investigation or review by any Governmental Entity with respect to MCI is pending or, to the knowledge of MCI, threatened, nor, to the knowledge of MCI, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which MCI reasonably believes will not have a Material Adverse Effect on MCI.

     Section 2.10. Employee Benefit Plans; Labor Matters.

     (a)  Except  as  set  forth in Section 2.10(a)  of  the  MCI  Disclosure
Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by MCI or any entity required to be aggregated with MCI pursuant to
Section 414 of the Code (each, a "MCI Employee Plan"), no event has occurred and to the knowledge of MCI, no condition or set of circumstances exists in connection with which MCI could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on MCI.

     (b) (i) No MCI Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each MCI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.10(c) of the MCI Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any MCI Stock Options, together with the number of MCI Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.10(c) of the MCI Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. MCI has furnished MM with complete copies of the plans pursuant to which the MCI Stock Options were issued. Other than the automatic vesting of MCI Stock Options that may occur without any action on the part of MCI or its officers or directors, MCI has not taken any action that would result in any MCI Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) MCI has made available to MM (i) a description of the terms of employment and compensation arrangements of all officers of MCI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating MCI to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of MCI who have executed a non-competition agreement with MCI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of MCI with or relating to its employees, except programs and policies required to be maintained by law; and
(v) copies of all plans, programs, agreements and other arrangements of MCI with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.10(d) of the MCI Disclosure Schedule.

     (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any MCI Employee Plan or any agreement or arrangement disclosed under this Section 2.10 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of MCI, threatened, between MCI and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on MCI. Neither MCI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MCI or any of its subsidiaries (and neither MCI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does MCI know of any activities or proceedings of any labor union to organize any of its or employees. MCI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.11. Environmental Laws and Regulations.

     (a) Except as disclosed by MCI herein, (i) MCI is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on MCI, which compliance includes, but is not limited to, the possession by MCI of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) MCI has not received written notice of, or, to the knowledge of MCI, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ''Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on MCI; and
(iii) to the knowledge of MCI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as set forth in Section 2.11 of the MCI Disclosure Schedule, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MCI that are pending or, to the knowledge of MCI, threatened against MCI or, to the knowledge of MCI, against any person or entity whose liability for any Environmental Claim MCI has or may have retained or assumed either contractually or by operation of law.

     Section 2.12. Tax Matters.

     (a)  Except as set forth in Section 2.12 of the MCI Disclosure Schedule:
(i) MCI has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of MCI and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to MCI have been paid in full or have been provided for in accordance with GAAP on MCI's most recent balance, (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to MCI; (iv) to the knowledge of MCI none of the Tax Returns of or with respect to MCI is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MCI which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.13. Title to Property. MCI has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MCI; and, to MCI's knowledge, all leases pursuant to which MCI leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of MCI, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which MCI has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on MCI.

     Section 2.14. Intellectual Property.

     (a) MCI owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "MCI Intellectual Property Rights").

     (b) The validity of the MCI Intellectual Property Rights and the title thereto of MCI is not being questioned in any litigation to which MCI is a party.

     (c) Except as set forth in Section 2.14(c) of the MCI Disclosure Schedule, the conduct of the business of MCI as now conducted does not, to MCI's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any MCI Intellectual Property Rights.

     (d) MCI has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MCI has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.15. Insurance. MCI maintains general liability, directors and officers liability and other business insurance that MCI believes to be reasonably prudent for its business.

     Section 2.16. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MCI Shares is the only vote of the holders of any class or series of MCI's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 2.17. Tax Treatment. Neither MCI nor, to the knowledge of MCI, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.18. Affiliates. Except for Principal MCI Stockholder ("PCS") and the directors and executive officers of MCI, each of whom is listed in
Section 2.18 of the MCI Disclosure Schedule, there are no persons who, to the knowledge of MCI, may be deemed to be affiliates of MCI under Rule 1-02(b) of Regulation S-X of the SEC (the "MCI Affiliates").

     Section 2.19. Certain Business Practices. None of MCI or any directors, officers, agents or employees of MCI has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.20. Insider Interests. Except as set forth in Section 2.20 of the MCI Disclosure Schedule, neither MCI nor any officer or director of MCI has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MCI Intellectual Property Rights, used in or pertaining to the business of MCI, expect for the ordinary rights of a stockholder or employee stock optionholder.

     Section 2.21. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the MCI Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of MCI Shares.

     Section 2.22. Brokers. No broker, finder or investment banker (other than the MCI Financial Adviser, a true and correct copy of whose engagement agreement has been provided to MM) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MCI.

     Section 2.23. Disclosure. No representation or warranty of MCI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to MM pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.24. No Existing Discussions. As of the date hereof, MCI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

     Section 2.25. Material Contracts.

     (a) MCI has delivered or otherwise made available to MM true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which MCI is a party affecting the obligations of any party thereunder) to which MCI is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of MCI taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MCI taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which MCI is a party involving employees of MCI); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since December 1, 1998; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "MCI Contracts"). MCI is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the MCI Contracts is valid and enforceable in accordance with its terms, and there is no default under any MCI Contract so listed either by MCI or, to the knowledge of MCI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by MCI or, to the knowledge of MCI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MCI.

     (c) No party to any such MCI Contract has given notice to MCI of or made a claim against MCI with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MCI.

                                  ARTICLE 3

                    Representations and Warranties of MM

     Except as set forth on the Disclosure Schedule delivered by MM to MCI (the "MM Disclosure Schedule"), MM hereby represents and warrants to MCI as follows:

     Section 3.1. Organization and Qualification.

     (a) Each of MM and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on MM. When used in connection with MM, the term "Material Adverse Effect'' means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of MM and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which MM and its subsidiaries are engaged, or (ii) that may impair the ability of MM to consummate the transactions contemplated hereby.

     (b) MM has heretofore delivered to MCI accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of MM. Each of MM and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on MM.

     Section 3.2. Capitalization of MM.

     (a) As of December 31, 1997, the authorized capital stock of MM consists of Ten Thousand (10,000) MM Shares, Five Thousand (5,000) Shares were issued and were outstanding. All of the outstanding MM Shares have been duly authorized and validly issued, and are fully paid, non-assessable and free of preemptive rights.

     (b) Except as set forth in Section 3.2(b) of the MM Disclosure Schedule, MM is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Except as set forth in Section 3.2(c) of the MM Disclosure Schedule, between December 31, 1998 and the date hereof, no shares of MM's capital stock have been issued and no MM Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of MM,
(ii) securities of MM or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of MM, (iii) options or other rights to acquire from MM or its subsidiaries, or obligations of MM or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MM, or (iv) equity equivalents, interests in the ownership or earnings of MM or its subsidiaries or other similar rights (collectively, "MM Securities"). As of the date hereof, there are no outstanding obligations of MM or any of its subsidiaries to repurchase, redeem or otherwise acquire any MM
Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which MM is a party or by which it is bound relating to the voting or registration of any shares of capital stock of MM.

     (d) Except as set forth in Section 3.2(d) of the MM Disclosure Schedule, there are no securities of MM convertible into or exchangeable for, no options or other rights to acquire from MM, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of MM.

     (e) The MM Shares constitute the only class of equity securities of MM or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the MM Disclosure Schedule, MM does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement; Recommendation.

     (a) MM has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MM (the "MM Board"), and no other corporate proceedings on the part of MM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding MM Shares. This Agreement has been duly and validly executed and delivered by MM and constitutes a valid, legal and binding agreement of MM, enforceable against MM in accordance with its terms.

     (b) The MM Board has resolved to recommend that the stockholders of MM approve and adopt this Agreement.

     Section 3.4. SEC Reports; Financial Statements. MM is not required to file forms, reports and documents with the SEC.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by MM for inclusion or incorporation by reference to (i) the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of MCI, if any, and at the times of the meeting or meetings of stockholders of MCI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of MM's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the MM Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by MM of this Agreement or the consummation by MM of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on MM.

     Neither the execution, delivery and performance of this Agreement by MM nor the consummation by MM of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of MM or any of MM's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MM or any of MM's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to MM or any of MM's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on MM.

     Section 3.7. No Default. None of MM or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MM or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to MM, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on MM. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MM or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to MM and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which MM is aware by any party obligated to MM or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by MM in the MM, none of MM or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of MM and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on MM. Except as disclosed by MM, none of MM or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to MM or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on MM. Except as and to the extent disclosed by MM there has not been (i) any material change by MM in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by MM of any of its assets having a Material Adverse Effect on MM, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the MM Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of MM, threatened against MM or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on MM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by MM, none of MM or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on MM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as disclosed by MM, MM and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "MM Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on MM. Except as disclosed by MM, MM and its subsidiaries are in compliance with the terms of the MM Permits, except where the failure so to comply would not have a Material Adverse Effect on MM. Except as disclosed by MM, the businesses of MM and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on MM. Except as disclosed by MM no investigation or review by any Governmental Entity with respect to MM or its subsidiaries is pending or, to the knowledge of MM, threatened, nor, to the knowledge of MM, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which MM reasonably believes will not have a Material Adverse Effect on MM.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by MM, any of its subsidiaries or any entity required to be aggregated with MM or any of its subsidiaries pursuant to
Section 414 of the Code (each, a "MM Employee Plan"), no event has occurred and, to the knowledge of MM, no condition or set of circumstances exists in connection with which MM or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on MM.

     (b) (i) No MM Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each MM Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the MM Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any MM Stock Options, together with the number of MM Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the MM Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. MM has furnished MCI with complete copies of the plans pursuant to which the MM Stock Options were issued. Other than the automatic vesting of MM Stock Options that may occur without any action on the part of MM or its officers or directors, MM has not taken any action that would result in any MM Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) MM has made available to MCI (i) a description of the terms of employment and compensation arrangements of all officers of MM and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating MM to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of MM who have executed a non-competition agreement with MM and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of MM with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the MM with or relating to its employees which contain change in control provisions.

     (e) Except as disclosed in Section 3.11(e) of the MM Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any MM Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) There are no controversies pending or, to the knowledge of MM threatened, between MM or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on MM. Neither MM nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MM or any of its subsidiaries (and neither MM nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does MM know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. MM has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.

     (a) Except as disclosed by MM, (i) each of MM and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on MM, which compliance includes, but is not limited to, the possession by MM and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of MM or its subsidiaries has received written notice of, or, to the knowledge of MM, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on MM; and
(iii) to the knowledge of MM, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by MM, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on MM that are pending or, to the knowledge of MM, threatened against MM or any of its subsidiaries or, to the knowledge of MM, against any person or entity whose liability for any Environmental Claim MM or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the MM Disclosure Schedule: (i) MM and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of MM and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct;
(ii) all material Taxes with respect to MM and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on MM's most recent balance sheet which is part of the MM SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to MM or its subsidiaries; (iv) to the knowledge of MM none of the Tax Returns of or with respect to MM or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to MM or any of its subsidiaries which has not been abated or paid in full.

     Section 3.14. Title to Property. MM and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on MM; and, to MM's knowledge, all leases pursuant to which MM or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of MM, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which MM or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on MM.

     Section 3.15. Intellectual Property.

     (a) Each of MM and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "MM Intellectual Property Rights").

     (b) Except as set forth in Section 3.15(b) of the MM Disclosure Schedule the validity of the MM Intellectual Property Rights and the title thereto of MM or any subsidiary, as the case may be, is not being questioned in any litigation to which MM or any subsidiary is a party.

     (c)  The  conduct  of  the business of MM and its  subsidiaries  as  now conducted does not, to MMis knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any MM Intellectual Property Rights.

     (d) Each of MM and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where MM has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16. Insurance. MM and its subsidiaries maintain general liability and other business insurance that MM believes to be reasonably prudent for its business.

     Section 3.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MM Shares is the only vote of the holders of any class or series of MM's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.18. Tax Treatment. Neither MM nor, to the knowledge of MM, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of MM, each of whom is listed in Section 3.19 of the MM Disclosure Schedule, there are no persons who, to the knowledge of MM, may be deemed to be affiliates of MM under Rule 1-02(b) of Regulation S-x of the SEC (the "MM Affiliates").

     Section 3.20. Certain Business Practices. None of MM, any of its subsidiaries or any directors, officers, agents or employees of MM or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the MM Disclosure Schedule, no officer or director of MM has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or MM Intellectual Property Rights, used in or pertaining to the business of MM or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

     Section 3.22. Opinion of Financial Adviser. MM management has determined, without the advise of an outside Financial Adviser, to the effect that, as of such date the exchange ratio contemplated by the Merger is fair to the holders of MM Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the MM Financial Adviser, a true and correct copy of whose engagement agreement has been provided to MCI) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MM.

     Section 3.24. Disclosure. No representation or warranty of MM in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to MCI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, MM is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

     Section 3.26. Material Contracts.

     (a) MM has delivered or otherwise made available to MCI true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which MM is a party affecting the obligations of any party thereunder) to which MM or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of MM and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of MM and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which MM is a party involving employees of MM); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since October 1, 1998, (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'MM Contracts"). Neither MM nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the MM Contracts is valid and enforceable in accordance with its terms, and there is no default under any MM Contract so listed either by MM or, to the knowledge of MM, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by MM or, to the knowledge of MM, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on MM.

     (c) No party to any such MM Contract has given notice to MM of or made a claim against MM with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on MM.

                                  ARTICLE 4

                                  Covenants

     Section 4.1. Conduct of Business of MCI. Except as contemplated by this Agreement or as described in Section 4.1 of the MCI Disclosure Schedule, during the period from the date hereof to the Effective Time, MCI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the MCI Disclosure Schedule, prior to the Effective Time, MCI will not, without the prior written consent of MM:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of the MCI Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale of MCI Shares pursuant to options previously granted under the MCI Plans; (ii) the issuance and sale of MCI Shares pursuant to MCI Warrants outstanding on the date hereof; (iii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of MCI, provided that the aggregate number of MCI Shares issuable pursuant to such options shall not exceed 1,500,000; and (iv) the issuance of shares in contemplation of raising approximately Two Million Dollars ($2,000,000) in equity;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d)  adopt  a  plan  of  complete or partial  liquidation,  dissolution,
merger,    consolidation,    restructuring,   recapitalization    or    other
reorganization of MCI (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person.
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of MCI; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent MCI from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to MM (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to MCI);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to MCI; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to MCI;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on MCI;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of MM. Except as contemplated by this Agreement or as described in Section 4.2 of the MM Disclosure Schedule during the period from the date hereof to the Effective Time, MM will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the MM Disclosure Schedule, prior to the Effective Time, MM will not, without the prior written consent of:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of the MM Warrants, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of MM (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of MM or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent MM or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to MM);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to MM; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to MM and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on MM;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the MM contained in this Agreement untrue or incorrect.

     Section 4.3. Preparation of 8-K and the Proxy Statement. MM shall promptly prepare and file with the SEC the Proxy Statement, if required by counsel.

     Section 4.4. Other Potential Acquirers. MM, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5. Meetings of Stockholders. Each of MM and MCI shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of MCI and the California General Corporation Law of its respective state, and its charter and bylaws, in the case of MM. MCI and MM will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters.

     Section 4.6. Nasdaq Listing. The parties shall use all reasonable efforts to cause the MCI Shares to be issued in the Merger and the MCI Shares to be reserved for issuance upon exercise of MCI Stock Options or MM Stock Options to be approved for listing on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, prior to the Effective Time.

     Section 4.7. Access to Information.

     (a) Between the date hereof and the Effective Time, MCI will give MM and its authorized representatives, and MM will give MCI and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, MCI shall furnish to MM, and MM will furnish to MCI, within 25 business days after the end of each calendar month (commencing with January 2000, an unaudited balance sheet of the party furnishing such information as of the end of the such month and the related statements of earnings, stockholders' equity (deficit) and, within 25 business days after the end of each calendar quarter cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly or quarterly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the Proxy Statement and the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, MM, MIRG and MCI agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section  4.9.  Employee  Benefits; Stock Option  and  Employee  Purchase
Plans.

     (a) Subject to the provisions of Section 1.6(d) hereof, prior to the Effective Time, MCI and MM will take or cause to be taken all action necessary to adopt and or revise the employment agreements of Dave Hodgson with MM. It is the parties' present intent to provide after the Effective Time to employees of MM employee benefit plans (other than stock option or other plans involving the potential issuance of securities of MCI) which, in the aggregate, are not less favorable than those currently provided by MM. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

     (b) The parties agree to work together prior to the Effective Time to cause MCI to develop and adopt an incentive plan for employees of MM and its subsidiaries and providing for a vesting period of not less than two years.

     Section 4.10. Public Announcements. MM, and MCI will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq as determined by MM or MCI.

     Section 4.11. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, MCI shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless David Hodgson who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the ''Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective
Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) MCI shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to MCI, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) MCI will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and MCI's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to MCI and the Indemnified Party; provided, however, that MCI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

       (b) In the event MCI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of MCI shall assume the obligations set forth in this Section 4.11.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of MCI and MM and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in MCI's and MM's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE 5

                  Conditions to Consummation of the Merger

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of MCI and MM;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of MCI and MM;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of MCI. The obligation of MCI to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of MM contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on MM) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing MM shall have delivered to MCI a certificate to that effect;

     (b) each of the covenants and obligations of MM to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing MM shall have delivered to MCI a certificate to that effect;

      (c) MM shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by MIRG pursuant to the Merger to any obligation, right or interest of MM under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of MCI, individually or in the aggregate, have a Material Adverse Effect on MM;

     (d) there shall have been no events, changes or effects with respect to MM or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on MM; and

     (e) MCI shall have received, prior to or concurrent with the Closing Date, sufficient funds from MCI's investment banking sources, to comply with the cash requirements of this Agreement.

     Section 5.3. Conditions to the Obligations of MM. The respective obligations of MM to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of MCI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on MCI) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing MCI shall have delivered to MM a certificate to that effect;

     (b) each of the covenants and obligations of MCI to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing MCI shall have delivered to MM a certificate to that effect; and

     (c) there shall have been no events, changes or effects with respect to MCI having or which could reasonably be expected to have a Material Adverse Effect on MCI.


                                  ARTICLE 6

                       Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by MCI's or MM's stockholders:

     (a) by mutual written consent of MCI and MM;

     (b) by MM or MCI if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by April 14, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by MCI if (i) there shall have been a breach of any representation or warranty on the part of MM set forth in this Agreement, or if any representation or warranty of MM shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by January 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by MM of any of their respective covenants or agreements hereunder having a Material Adverse Effect on MM or materially adversely affecting (or materially delaying) the consummation of the Merger, and MM, as the case may be, has not cured such breach within 20 business days after notice by MCI thereof, provided that MCI has not breached any of its obligations hereunder, (iii) MCI shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) MCI shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by MM if (i) there shall have been a breach of any representation or warranty on the part of MCI set forth in this Agreement, or if any representation or warranty of MCI shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by January 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by MCI of its covenants or agreements hereunder having a Material Adverse Effect on MCI or MIRG or materially adversely affecting (or materially delaying) the consummation of the Merger, and MCI or MIRG, as the case may be, has not cured such breach within twenty business days after notice by MM thereof, provided that MM has not breached any of its obligations hereunder, (iii) the MCI Board shall have recommended to MCI's stockholders a Superior Proposal, (iv) the MCI Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) MM shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) MCI shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by MCI and MM at any time before or after approval of the Merger by the stockholders of MCI and MM (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 7

                                Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to MM:

  David Hodgson
  MEGA MICRO, INC.
  8352 Clairemont Mesa Blvd.
  San Diego, California 92111

  Copy to:

     Donald J. Stoecklein, Esq.
     Sperry Young & Stoecklein
     1850 E. Flamingo Rd. Suite 111
     Las Vegas, Nevada 89119

  if to MCI:

     MIRAGE COMPUTERS, INC.
     6280 S. Pecos Rd. Suite 600
     Las Vegas, Nevada 89120

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge'' or "known'' means, with respect to any matter in question, if an executive officer of MCI or MM or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of MIRG, MCI, MM or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which MIRG, MCI, MM or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of MCI, MM or MIRG or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
                                   MIRAGE COMPUTERS, INC.

                                   By:/s/ Ulf Lindqwister
                                    Name: Ulf Lindqwister
                                    Title: President

                                   MEGA MICRO, INC.

                                   By:/s/ David Hodgson
                                    Name: David Hodgson
                                    Title: President

                                   APPROVED BY:

                                      /s/ David Hodgson
                                      David Hodgson, Individually

                         MIRAGE DISCLOSURE SCHEDULE

Schedule 2.1   Organization        See Amended Articles/Bylaws/Minutes

Schedule 2.6   Consents & Approvals          None Required

Schedule 2.7   No Default                    Not Applicable

Schedule 2.8   No Undisclosed Liability      None Exist

Schedule 2.9   Litigation                    None Exist

Schedule  2.10   Compliance with Applicable Law      	Not  Applicable  -  full
									disclosed in 10KSB

Schedule 2.11 Employee Benefit Plans Section 2.11(a) Not Applicable -None Exist

                                     Section 2.11(b) No Benefit Plan Exist

                                     Section 2.11( c)No Options Exist

                                     Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws and Regs    Not Applicable

Schedule 2.13 Tax Matters                    None Exist

Schedule 2.14 Title to Property              None Exist

Schedule 2.15 Intellectual Property          None Exist

Schedule 2.16 Insurance                      None Exist

Schedule 2.17 Vote  Required             See Shareholder Meeting Certificate

Schedule 2.18 Tax Treatment                  Not Applicable

Schedule 2.19 Affiliates                   __________________
                                           __________________

Schedule 2.20 Certain Business Practices          None Exist

Schedule 2.21 Insider Interest                    None Exist

Schedule 2.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                              None Exist

Schedule 4.1 Conduct of Business             See Amended & Restated Articles

                       MEGA MICRO DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock             None Exist

Schedule 3.2(c) Capital Stock Rights         None  Exist  other  than  as  in
                                             Articles

Schedule 3.2(d) Securities conversions       None Exist

Schedule 3.2 (f) Subsidiaries                None Exist

Schedule 3.6   Consents & Approvals          None Required

Schedule 3.7   No Default                    Not Applicable

Schedule 3.8   No Undisclosed Liability      None Exist

Schedule 3.9   Litigation                    None Exist

Schedule 3.10  Compliance  with  Applicable Law   Not  Applicable  -  full
                                                  disclosed in 10KSB

Schedule 3.11 Employee Benefit Plans         Section 3.11(c)No Options Exist

                                             Section  3.11(e)  No  Agreements
                                             Exist

Schedule 3.12 Environmental Laws and Regs    Not Applicable

Schedule 3.13 Tax Matters                    None Exist

Schedule 3.14 Title to Property              None Exist

Schedule 3.15(b) Intellectual Property       None Exist

Schedule 3.16 Insurance                      None Exist

Schedule 3.17  Vote Required            See Shareholder Meeting Certificate

Schedule 3.18 Tax Treatment                  Not Applicable

Schedule 3.19 Affiliates                __________________
                                        ___________________

Schedule 3.20 Certain Business Practices          None Exist

Schedule 3.21 Insider Interest                    None Exist

Schedule 3.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                         None Exist

Schedule 4.2 Conduct of Business             See Amended